EXHIBIT 5.1

Date: October 3, 2017	Employer Identification Number: 41-0222640
DLN: 17007053092016
DONALDSON COMPANY INC 1400 WEST 94TH STREET MINNEAPOLIS, MN 55431	Person to Contact: LAURA A. SCHAEFER ID# 31304
Contact Telephone Number: (513) 975-6586
Plan Name:DONALDSON COMPANY INC RETIREMENT SAVINGS AND ESOP
Plan Number: 007
Dear Applicant:
Based on the information you provided, we’re issuing this favorable determination letter for your plan listed above. Our favorable determination only applies to the status of your plan under the Internal Revenue Code. To use this letter as proof of the plan’s status, you must keep this letter, the application forms, and all correspondence with us about your application.
Your determination letter doesn’t apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the Cumulative List of Changes in Plan Requirements (the Cumulative List).
Your plan’s continued qualification in its present form will depend on its effect in operation (Income Tax Regulations Section 1.401-l(b) (3)). We may review the status of the plan in operation periodically.
You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:
The significance and scope of reliance on this letter
The effect of any elective determination request in your application materials
The reporting requirements for qualified plans
Examples of the effect of a plan’s operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/formspubs or by calling 1-800-TAX-FORM (1-800-829-3676) to request a copy.
This letter considered the 2014 Cumulative List of Changes in Plan Qualification Requirements.
This determination letter applies to the amendments dated on 01/29/16 & 11/23/15.
This determination letter also applies to the amendments dated on 12/17/14 & 11/25/14.
This determination letter also applies to the amendments dated on 08/01/13 & 10/19/10.
We made this determination on the condition you adopt the proposed amendments you submitted in your letter dated 05/31/17, on or before the date provided in Income Tax Regulations Section 1.401(b)-1.
We made this determination on the condition you adopt the proposed restated plan you submitted with your or your representative’s letter dated 02/01/16. You must adopt the proposed plan on or before the date provided in Income Tax Regulations Section 1.401(b)-1.
This plan satisfies the requirements of Internal Revenue Code Section 4975 (e) (7).

The information on the enclosed addendum is an integral part of this determination. Please read it and keep it with this letter.
If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.
If you have questions, contact the person listed at the top of this letter.
Sincerely,
/s/ Khin M. Chow
Director, Employee Plans
Rulings and Agreements

Addendum
This determination also applies to the amendments adopted 12/22/09, 09/30/08 and 06/21/07.